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                                                                      EXHIBIT 99

PRESS RELEASE - FOR RELEASE:

June 1, 2001

CONTACT:

Sun Bancorp, Inc.
Sandra J. Miller
Senior Vice President & Marketing Director
570-372-2123


      SUN BANCORP COMPLETES ACQUISITION OF MELLON OFFICES IN CLINTON COUNTY


SELINSGROVE, PA--SUN BANCORP, INC. (NASDAQ: SUBI) Sun Bancorp, Inc., parent company of SunBank, today announced the completion of its acquisition of the Mill Hall and Lock Haven offices of Mellon Bank. The acquisition brings the Sun network to 26 offices and 41 ATMs in eight Pennsylvania counties and increases the bank's asset size to approximately $950 million. This acquisition includes approximately $50 million in deposits, and Sun management believes that the acquisition should be accretive to Sun shareholders in year one.

The offices will operate under the SunBank name, and the employees of the two offices will be retained as employees of SunBank.

"We are very excited about our move into the Clinton County market," said Robert
J. McCormack, president and chief executive officer of Sun Bancorp. "Clinton County is an excellent geographic fit for us, given our presence in Lycoming County. And, as a local community bank, we have quality products and services to offer area businesses and residents plus the added benefit of local decision making."

Sun Bancorp, with approximately $950 million in assets, has 26 offices and 41 ATMs in Clinton, Luzerne, Snyder, Union, Northumberland, Lycoming, Elk, and Cameron counties. Sun Bancorp operates two bank trade names, SunBank and Guaranty Bank. Sun Bancorp also operates Sun Asset Management, Sun Investment Services, Sun Mortgage, Sun Leasing, and Sun Dealer Center, and is 75% owner in a limited liability company, Sun Abstract and Settlement Services. For more information, visit the company's Web site at WWW.SUNBANKPA.COM.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE ANTICIPATED EFFECTS OF THE MERGER. SHAREHOLDERS AND INVESTORS SHOULD NOTE THAT MANY FACTORS COULD AFFECT THE FUTURE INVESTMENT PERFORMANCE AND FINANCIAL RESULTS OF SUN BANCORP, INC. AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.